UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 30, 2015
INSULET CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Technology Park Drive
Suite 200
Billerica, Massachusetts 01821
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (978) 600-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 30, 2015, Allison Dorval announced her resignation as the Chief Financial Officer of Insulet Corporation (the “Company”) effective as of May 4, 2015. On April 1, 2015, Ms. Dorval and the Company entered into a letter agreement concerning her transitional services and her severance (the “Agreement”).
Pursuant to the Agreement, Ms. Dorval will (i) provide transitional services as a non-executive employee of the Company from May 4, 2015 through July 3, 2015 (the “Separation Date”), (ii) be entitled to be paid at her current rate of base salary through the Separation Date, (iii) be entitled to receive as severance salary continuation payments for one year at her current annual base salary, (iv) be entitled to receive her 2015 target bonus and $75,000 as a pro-rata 2015 bonus, payable over one year from the Separation Date, and (v) be entitled to reimbursement of up to $15,000 of outplacement services.
The Agreement contains restrictive covenants applicable to Ms. Dorval regarding noncompetition, nonsolicitation, nondisparagement and nondisclosure of confidential information and includes a customary release in favor of the Company.
The foregoing description of the Agreement is qualified in its entirety by the full text of the Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.
Resignation of Allison Dorval as Chief Financial Officer
On March 30, 2015, Allison Dorval notified the Company that she will resign as the Chief Financial Officer of the Company as of May 4, 2015. Ms. Dorval has agreed to continue her employment with the Company in a non-executive capacity through July 3, 2015 to assist in the transition of her responsibilities.
Appointment of Michael Levitz as Chief Financial Officer
Effective May 4, 2015, Michael Levitz will become the Company’s Chief Financial Officer. From 2009 to 2015, Mr. Levitz was the Senior Vice President, Chief Financial Officer and Treasurer of Analogic Corporation, a global provider of medical guidance, diagnostic imaging and threat detection equipment. Previously, during his seven years with Hologic, Inc. and Cytyc Corporation (which merged with Hologic in October 2007), Mr. Levitz served in various capacities including Vice President and Corporate Controller. Mr. Levitz began his career in the high technology audit practice at Arthur Andersen. Mr. Levitz earned his Bachelor of Arts in Business Economics, with emphasis in Accounting, from the University of California Santa Barbara and is a certified public accountant.
There are no relationships or related party transactions involving Mr. Levitz or any member of his immediate family required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Pursuant to an offer letter dated as of March 23, 2015 (the “Offer Letter”), the Company has agreed to pay Mr. Levitz an annual base salary of $375,000, and Mr. Levitz will be eligible to participate in the Company’s Executive Incentive Compensation Program with a target bonus of 60% of his base salary. The Company has agreed that Mr. Levitz’s bonus payout for 2015 will not be less than 85% of his pro-rated target bonus. In addition, the Company has agreed to pay Mr. Levitz a one-time signing bonus of $270,000. Upon the commencement of Mr. Levitz’s employment, the Company has agreed to grant him on such date, as an employment inducement award, restricted stock unit and option grants valued at $1,750,000 in total. The restricted stock unit grant will be valued at $1,172,500 and the number of restricted stock units will be determined by dividing the target value by the closing price of the Company’s common stock on the date of grant. The stock option will be valued at $577,500 and will allow Mr. Levitz to purchase that number of shares of the Company’s common stock equal to the target value divided by the product of the Company’s Black-Scholes ratio as of such date multiplied by the closing price of the Company’s common stock on the date of grant. The option will have an exercise price equal to the closing price of the Company’s common stock on the date of grant. The option will vest 25% on the first anniversary of the date of grant, then 6.25% quarterly thereafter, with full vesting after 4 years of service. Mr. Levitz will also be entitled to termination benefits as set forth in the Company’s Amended and Restated Executive Severance Plan. A copy of the Offer Letter is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The foregoing summary of the Offer Letter is qualified in its entirety by reference to the text of the Offer Letter.

On March 30, 2015, the Company issued a press release regarding the resignation of Ms. Dorval and the appointment of Mr. Levitz. A copy of the press release is attached as Exhibit 99.1 hereto.
Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1	Agreement by and between Insulet Corporation and Allison Dorval dated April 1, 2015
10.2	Agreement by and between Insulet Corporation and Michael Levitz dated March 23, 2015
99.1	Press Release dated March 30, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

April 1, 2015	By:	/s/ Patrick J. Sullivan
Chief Executive Officer